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Chris Doll (Investor Relations) March 10, 2022
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Fifth Third Bancorp Announces Redemption of Senior Notes due June 15, 2022

CINCINNATI – Fifth Third Bancorp (Nasdaq: FITB) today announced that it has submitted a redemption notice to the trustee for redemption of all of its outstanding 2.600% fixed rate senior notes due June 15, 2022 (CUSIP 316773CU2) issued in the principal amount of $700 million. The notes will be redeemed on May 16, 2022 pursuant to their terms and conditions for an amount equal to 100% of the principal amount plus accrued and unpaid interest to, but excluding, the redemption date. The redemption price will become due and payable on the redemption date.

About Fifth Third Bancorp
Fifth Third Bancorp is a diversified financial services company headquartered in Cincinnati, Ohio, and the indirect parent company of Fifth Third Bank, National Association, a federally chartered institution. As of December 31, 2021, the Company had $211 billion in assets and operated 1,117 full-service Banking Centers, and 2,322 Fifth Third branded ATMs in Ohio, Kentucky, Indiana, Michigan, Illinois, Florida, Tennessee, West Virginia, Georgia, North Carolina and South Carolina. In total, Fifth Third provides its customers with access to approximately 54,000 fee-free ATMs across the United States. Fifth Third operates four main businesses: Commercial Banking, Branch Banking, Consumer Lending, and Wealth & Asset Management. Fifth Third is among the largest money managers in the Midwest and, as of December 31, 2021, had $554 billion in assets under care, of which it managed $65 billion for individuals, corporations and not-for-profit organizations through its Trust and Registered Investment Advisory businesses. Investor information and press releases can be viewed at www.53.com. Fifth Third’s common stock is traded on the NASDAQ® Global Select Market under the symbol “FITB.”